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                                                                    EXHIBIT 99.1


SOUTHERN MINERAL CORPORATION
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NEWS RELEASE                               CONTACT:
                                           Michael E. Luttrell
                                           Vice President-Finance
                                           and CFO
                                           (713) 658-9444

July 5, 2000


         SOUTHERN MINERAL ANNOUNCES AGREEMENT TO EMERGE FROM BANKRUPTCY

Houston, Texas - Southern Mineral Corporation (OTC Bulletin Board: SMINQ.OB) today announced an agreement among all parties contesting its current Plan of Reorganization ("the Plan") to support an amendment to its Plan to emerge from bankruptcy. Among other arrangements, the amendment will provide for the issuance of common stock to its current Convertible Subordinated Debentureholders that, when issued, will represent approximately 78% of the common shares. In addition, a cash payment of $5 million will be made on a pro rata basis to the Debentureholders. This agreement replaces the prior filed Plan that provided for an exchange into convertible preferred stock and a $1.4 million cash payment. The agreement also provides that the current common shareholders will receive warrants allowing them to increase their ownership to up to 40%. The Bankruptcy Court has set July 19, 2000 to complete the confirmation hearing on the Plan subject to certain restrictions. Upon confirmation, a new slate of seven directors will take office and be comprised of two members of the Company's current Board and five members selected by the contesting parties.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast, Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada. The Company's common stock is quoted on the OTC Bulletin Board under the trading symbol "SMINQ.OB".

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including price volatility, production levels, drilling results, capital availability, successful negotiations with other parties, evaluation of opportunities, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.